UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form	8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 14, 2020

MTS SYSTEMS CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Minnesota	000-02382	41-0908057
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)
14000 TECHNOLOGY DRIVE, EDEN PRAIRIE, MN 55344
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)
(952) 937-4000
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)
N/A
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.25 par value	MTSC	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 14, 2020, MTS Systems Corporation (the “Company”) announced that Randy J. Martinez, a current director of the Company, has been appointed the Company’s Interim President and Chief Executive Officer, effective May 23, 2020. Mr. Martinez, age 65, succeeds the Company’s current President and Chief Executive Officer, Dr. Jeffrey A. Graves, who provided his notice of resignation on May 11, 2020 in order to pursue another opportunity. Dr. Graves’s resignation as President and Chief Executive Officer and as a director of the Company is effective May 22, 2020. Dr. Graves’s resignation was not due to a disagreement with the Company.

Mr. Martinez brings an exceptional track record of executive and director-level leadership in billion-dollar public corporations in aviation, aerospace & defense and industrials. He joined the Company’s Board as an independent director in March 2014. From 2009 to 2017, Mr. Martinez served in several leadership roles at AAR Corporation (NYSE), a provider of aviation services to the worldwide commercial aviation and aerospace & defense industries, most notably President & CEO of the Airlift Group and Group Vice President, Aviation Services. Before joining AAR, Mr. Martinez was the CEO at World Air Holdings, Inc. (NASDAQ). As a graduate of the United States Air Force Academy, Mr. Martinez served with distinction in the U.S. Air Force for 21 years, retiring as a Colonel and Command Pilot and having held a wide variety of leadership roles, including command and senior staff positions.

Mr. Martinez was not appointed pursuant to any arrangement or understanding with any person, and Mr. Martinez does not have any family relationships with any directors or executive officers of the Company. Mr. Martinez has not had a direct or indirect material interest in any transaction with the Company since September 30, 2018, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

The independent members of the Company’s Board of Directors, upon recommendation of the Company’s Compensation & Leadership Development Committee (the “Compensation Committee”), approved an annualized base salary of $720,000 during the period of Mr. Martinez’s service as Interim President and Chief Executive Officer. Consistent with the temporary reductions previously announced, Mr. Martinez will take a temporary reduction to his cash compensation of 20%.

The Board also approved the issuance to Mr. Martinez of restricted stock units with a value of $450,000, to be granted effective June 15, 2020. Mr. Martinez will receive an additional monthly grant of restricted stock units in the amount of $150,000 per month, commencing on September 15, 2020 and continuing until the appointment of a full-time, permanent President and Chief Executive Officer. The restricted stock units will vest at the earlier of the one-year anniversary of Mr. Martinez’s appointment as Interim President and Chief Financial Officer or upon the appointment of a full-time, permanent President and Chief Executive Officer. During his term as Interim President and Chief Executive Officer, Mr. Martinez will not receive the standard compensation for non-employee directors.

Mr. Martinez will remain a member of the Company’s Board of Directors, but he will step down from the Audit and Nominating & Governance Committees. Nancy Altobello will join the Nominating & Governance Committee as its chairperson to fill the vacancy created by Mr. Martinez’s resignation from such committee.

A copy of the Company’s press release issued May 14, 2020, announcing the above changes, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is being furnished herewith:

99.1	Press Release dated May 14, 2020 providing information on executive officer changes.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTS SYSTEMS CORPORATION
(Registrant)

Date:	May 14, 2020	By:	/s/ BRIAN T. ROSS
Brian T. Ross
Executive Vice President and Chief Financial Officer

4